Exhibit 3.2

SIXTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF GROUPON, INC.

Groupon, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

ONE:              The original name of the Corporation was ThePoint.com, Inc. and the date of the filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was January 15, 2008.

TWO:            This Sixth Amended and Restated Certificate of Incorporation was duly adopted by the Corporation’s Board of Directors and its stockholders in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

THREE:         The Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

ARTICLE I

The name of the Corporation is Groupon, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 1.               Authorized Shares. This Corporation is authorized to issue 2,000,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), 10,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), 2,010,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and 50,000,000 shares of Preferred Stock, par value $0.0001 per share.

Section 2.               Vote to Increase or Decrease Authorized Shares.  The number of authorized shares of Preferred Stock, Class A Common Stock, Class B Common Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation (as defined below) and irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 3.               Rights of Preferred Stock.  The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

Section 4.               Rights of Class A Common Stock and Class B Common Stock. A statement of the designations of each of the Class A Common Stock and Class B Common Stock and the powers, preferences and rights and qualifications, limitations or restrictions thereof is as follows:

(a)           As used in this Section 4, the following terms shall have the following meanings:

(i)            “Change of Control Transaction” means (i) the sale, lease, exchange or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Board of Directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such merger, consolidation, business combination or other similar transaction, and the stockholders of the Corporation immediately prior to such merger, consolidation, business combination or other similar transaction own voting securities of the Corporation, the surviving entity or its parent immediately following such merger, consolidation, business combination or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction; (iii) the recapitalization, liquidation, dissolution or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation and more than fifty percent of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction own voting securities of the Corporation, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction; and (iv) the issuance by the Corporation, in a transaction or series of related transactions, of voting securities representing more than two percent (2%) of the total voting power (assuming the Class A Common Stock and Class B Common Stock each have one (1) vote per share) of the Corporation before such issuance to any person or persons acting as a group as contemplated in Rule 13d-5(b) under the Exchange Act (or any successor provision) that immediately prior to such transaction or series of related transactions held fifty percent (50%) or less of the total voting power of the Corporation (assuming the Class A Common Stock and Class B Common Stock each have one (1) vote per share), such that, immediately following such transaction or series of related transactions, such person or group of persons would hold more than fifty percent (50%) of the total voting power of the Corporation (assuming the Class A Common Stock and Class B Common Stock each have one (1) vote per share).

(ii)           “Class B Stockholder” means (i) the registered holder of a share of Class B Common Stock at the Effective Time and (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Time.

(iii)          “Final Conversion Date” means 5:00 p.m. in New York City, New York on the fifth anniversary of the Effective Time; provided, however, that if the fifth anniversary of the Effective Time is not a trading day on the registered national securities exchange on which shares of capital stock of the Corporation are listed for trading, the Final Conversion Date shall mean 5:00 p.m. in New York City, New York on the last trading day on the registered national securities exchange on which shares of capital stock of the Corporation are listed for trading prior to the Effective Time.

(iv)          “Effective Time” means the acceptance by the Secretary of State of the State of Delaware of the filing of this Sixth Amended and Restated Certificate of Incorporation (the “Restated Certificate”).

(v)           “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise, other than as permitted in Article IV, Section 4(e)(ii)(2); provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders; (b) the pledge of shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledge shall constitute a “Transfer”; or (c) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock.

(vi)          “Voting Control” with respect to a share of Class B Common Stock means the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement or otherwise.

(b)           Voting Rights.

(i)            General Right to Vote Together. Except as otherwise provided expressly herein or required by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

(ii)           Votes Per Share.  Except as otherwise expressly provided herein or required by applicable law, each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.  Except as otherwise expressly provided herein or required by applicable law, each holder of shares of Class B Common Stock shall be entitled to one hundred fifty (150) votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(c)           Identical Rights.  Except as otherwise expressly provided herein or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:

(i)            Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, ratably and identically, on a per share basis, with respect to any dividends and other distributions of cash, property or shares of capital stock of the Corporation as may be declared by the Board of Directors from time to time, unless different treatment of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that in the event that any such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire

Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be.

(ii)           Liquidation. Subject to the preferences applicable to any outstanding series of Preferred Stock, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, identically and ratably, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Class A Common Stock and Class B Common Stock, unless different treatment of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(iii)          Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class shall be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(iv)          Equal Treatment in a Change of Control or any Merger Transaction.  In connection with any Change of Control Transaction, shares of Class A Common Stock and Class B Common Stock shall be treated equally, ratably and identically, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class. Any merger or consolidation of the Corporation with or into any other entity, which is not a Change of Control Transaction, shall require approval by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class, unless (i) the shares of Class A Common Stock and Class B Common Stock remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into shares of the surviving entity or its parents in such transaction having identical rights to the shares of Class A Common Stock and Class B Common Stock, respectively.

(d)           Final Conversion of Class A Common Stock and Class B Common Stock.  On the Final Conversion Date, each one (1) issued share of Class A Common Stock and each one (1) issued share of Class B Common Stock shall automatically, without any further action, convert into one (1) share of Common Stock.  Following such conversion, the reissuance of all shares of Class A Common Stock and Class B Common Stock shall be prohibited, and such shares shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing with the Secretary of State of the State of Delaware required thereby, and upon such retirement and cancellation, all references to the Class A Common Stock and Class B Common Stock in this Restated Certificate shall be eliminated.

(e)           Voluntary and Automatic Conversion of Class B Common Stock.

(i)            Voluntary Conversion.  Each one (1) share of Class B Common Stock shall be convertible into one (1) share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

(ii)           Automatic Conversion.  Each one (1) share of Class B Common Stock shall automatically, without any further action, convert into one (1) share of Class A Common Stock upon the earliest of:

(1)           the date specified by affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Class B Common Stock, voting as a single class;

(2)           a Transfer of such share; provided that no such automatic conversion shall occur in the case of a Transfer by a Class B Stockholder, for tax or estate planning purposes, to any of the persons or entities listed in clauses (A) through (F) below (each, a “Permitted Transferee”) or from any such Permitted Transferee back to such Class B Stockholder and/or any other Permitted Transferee established by or for such Class B Stockholder; provided, further that no such automatic conversion shall occur in the case of a Transfer by a Class B Stockholder, or a Class B Stockholder’s Permitted Transferee to a Class B Stockholder, or such Class B Stockholder’s Permitted Transferee, subject to the provisions of Article IV, Section 4(f);

(A)          a trust for the benefit of such Class B Stockholder or persons other than such Class B Stockholder so long as such Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to such Class B Stockholder and, provided, further, that in the event such Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(B)           a trust under the terms of which such Class B Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code and/or a reversionary interest so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event such Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(C)           an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust; provided, further, that in the event such Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such account, plan or trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(D)          a corporation in which such Class B Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that such Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event such Class B Stockholder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure such Class B Stockholder shall retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(E)           a partnership in which such Class B Stockholder directly, or indirectly through one or more Permitted Transferees, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that such Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event the Class B Stockholder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to ensure such Class B Stockholder shall retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(F)           a limited liability company in which such Class B Stockholder directly, or indirectly through one or more Permitted Transferees, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that such Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event such Class B Stockholder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to ensure such Class B Stockholder shall retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; and

(3)           the date specified by a written notice and certification request of the Corporation to the holder of such share of Class B Common Stock requesting a certification, in a form satisfactory to the Corporation, verifying such holder’s ownership of

Class B Common Stock and confirming that a conversion to Class A Common Stock has not occurred, which date shall not be less than sixty (60) calendar days after the date of such notice and certification request; provided that no such automatic conversion pursuant to this Section 4(e)(ii)(3) shall occur in the case of a Class B Stockholder or a Permitted Transferee of such Class B Stockholder that furnishes a certification satisfactory to the Corporation prior to the specified date.

(f)            Conversion Upon Death or Incapacity. Each share of Class B Common Stock held of record by a Class B Stockholder who is a natural person, or by such Class B Stockholder’s Permitted Transferees, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the death or Incapacity of such Class B Stockholder; provided, however, if a Class B Stockholder, or such Class B Stockholder’s Permitted Transferee (in either case, the “Transferring Stockholders”) Transfers exclusive Voting Control (but not ownership) of shares of Class B Common Stock to another Class B Stockholder (the “Transferee Stockholder”), which Transfer of Voting Control is contingent or effective upon the death or Incapacity of the Transferring Stockholder, then each share of Class B Common Stock that is the subject of such Transfer shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of: (a) nine (9) months after the death or Incapacity of the Transferring Stockholder, or (b) the date upon which the Transferee Stockholder ceases to hold exclusive Voting Control over such shares of Class B Common Stock; provided, further, that if the Transferee Stockholder shall die within nine (9) months following the death of the Transferring Stockholder, then a trustee designated by the Transferee Stockholder and approved by the Board of Directors may exercise Voting Control over: (x) the Transferring Stockholder’s shares of Class B Common Stock and, in such instance, each such share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of: (A) nine (9) months after the death or Incapacity of the Transferring Stockholder, or (B) the date upon which such trustee ceases to hold exclusive Voting Control over such shares of Class B Common Stock; and (y) the Transferee Stockholder’s shares of Class B Common Stock and, in such instance, each such share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of: (A) nine (9) months after the death or Incapacity of the Transferee Stockholder, or (B) the date upon which such trustee ceases to hold exclusive Voting Control over such shares of Class B Common Stock.  For purposes of this Section 4(f), “Incapacity” means permanent and total incapacity such that a Class B Stockholder is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner. In the event of a dispute regarding whether a Class B Stockholder has suffered an Incapacity, no Incapacity of such Class B Stockholder shall be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

(g)           Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Corporation that a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

(h)           Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 4 and upon the conversion of any then-outstanding Class A Common Stock and Class B Common Stock into Common Stock upon the Final Conversion Date, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred (in the case of a conversion of Class B Common Stock to Class A Common Stock) or immediately upon the Final Conversion Date (in the case of the conversion of Class A Common Stock and Class B Common Stock into Common Stock). Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Upon the conversion of Class A Common Stock and Class B Common Stock into Common Stock on the Final Conversion Date, all rights of holders of shares of Class A Common Stock and Class B Common Stock shall cease and the person or persons in whose name or names the certificate or certificates representing the shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section 4(h) shall be retired and may not be reissued.

(i)            Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock. The Corporation shall further at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Class A Common Stock and Class B Common Stock into Common Stock upon the Final Conversion Date or otherwise in accordance herewith, such number of shares of Common Stock as shall be sufficient to effect the conversion of all outstanding shares of Class A Common Stock and Class B Common Stock.

Section 5.               Rights of Common Stock.  Except as otherwise provided herein or required by law, each holder of Common Stock shall be entitled to one (1) vote for each such share on any matter that is submitted to a vote of stockholders and shall otherwise have the rights conferred by applicable law in respect of such shares. No shares of Common Stock shall be issued prior to the Final Conversion Date, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, Class A Common Stock and Class B Common Stock, each voting separately as a class, in which event the holders of shares of Common Stock shall have rights equivalent to those provided to the holders of Class A Common Stock.

Section 6.               No Further Issuances.  Except for the issuance of Class B Common Stock issuable upon a dividend payable in accordance with Article IV, Section 4(c)(i) or a subdivision in accordance with Article IV, Section 4(c)(iii), the Corporation shall not at any time after the Effective Time issue any additional shares of Class B Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock.  After the Final Conversion Date, the Corporation shall not issue any additional shares of Class A Common Stock or Class B Common Stock.

ARTICLE V

Section 1.               Board Size.  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of authorized directors constituting the Board of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office.

Section 2.               Removal; Vacancies.  Any director may be removed from office by the stockholders of the Corporation only for cause.  Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors shall be filled only be the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director.  Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI

Section 1.               Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate or the By-laws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2.               Amendment of By-laws.  In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the By-laws of the Corporation.  The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s By-laws. The Corporation’s By-laws may also be adopted, amended, altered or repealed by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.  Notwithstanding the above or any other provision of this Restated Certificate, the By-laws of the Corporation may not be amended, altered or repealed except in accordance with Article X of the By-laws. No By-law hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such By-law had not been adopted, amended, altered or repealed.

Section 3.               Written Ballot.  Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

Section 4.               No Cumulative Voting.  No stockholder will be permitted to cumulate votes at any election of directors.

Section 5.               Special Meetings.  Special meetings of stockholders may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office; (ii) the Chairman of the Board of Directors; (iii) the Chief Executive Officer of the Corporation; or (iv) the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote.

Section 6.               Stockholder Action by Written Consent.  Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders; provided that stockholders may take action by written consent if the action to be effected by written consent and the taking of such action by written consent is approved in advance by resolution of the Board of Directors.

ARTICLE VII

Section 1.               Director Exculpation. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) any transaction from which the director derived an improper personal benefit. If the DGCL is amended, after approval by the stockholders of this Article VII, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2.               Indemnification. The Corporation shall have the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent of the Corporation, any predecessor of the Corporation or any subsidiary or affiliate of the Corporation, or served or serves at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor of the Corporation.  The Corporation shall indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor of the Corporation or any subsidiary or affiliate of the Corporation as and to the extent (and on the terms and subject to the conditions) set forth in the By-laws of the Corporation or in any contract of indemnification entered into by the Corporation and any such person.

Section 3.               Vested Rights. Neither any amendment or repeal of any Section of this Article VII, nor the adoption of any provision of this Restated Certificate inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Restated Certificate or the By-laws of the Corporation; or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VIII.

ARTICLE IX

If any provision of this Restated Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Restated Certificate, and the court shall replace such illegal, void or unenforceable provision of this Restated Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Restated Certificate shall be enforceable in accordance with its terms.

The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate in the manner now or hereafter prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the capital stock of this Corporation required by law or by this Restated Certificate, (i) the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Restated Certificate inconsistent with, Article V, Article VI, Article VII or this Article IX and (ii) the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class, shall be required to amend or repeal, or adopt any provision of this Restated Certificate inconsistent with, Article

IV or this clause (ii) of Article IX of this Restated Certificate.

* * *

The foregoing Sixth Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the DGCL.

IN WITNESS WHEREOF, this Sixth Amended and Restated Certificate of Incorporation has been signed on behalf of the Corporation by its duly authorized officer effective this 31st day of October, 2011.

GROUPON, INC.

/s/ Andrew Mason
By:	Andrew Mason
Chief Executive Officer